Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 18, 2021, with respect to the consolidated financial statements of Mynaric AG, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

November 4, 2021